UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


        Commission File Number      333-91148

PRUDENTIAL SECURITIES SECURED FINANCING CORPORATION, (as depositor under the Pooling and Servicing Agreement, dated September 27, 1996, which forms ABFS Mortgage Loan Trust 1996-2, which will issue the ABFS Mortgage Loan Trust 1996-2, Mortgage Pass-through Certificates, Series 1996-2)
     (Exact name of registrant as specified in its charter)

 One New York Plaza, New York, New York, 10292 (212) 214-7435 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

 Mortgage Pass-through Certificates, Series 1996-2 (Title of each class of securities covered by this Form)


                                  None
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)                Rule 12h-3(b)(1)(i)    X
           Rule 12g-4(a)(1)(ii)               Rule 12h-3(b)(1)(ii)
           Rule 12g-4(a)(2)(i)                Rule 12h-3(b)(2)(i)
           Rule 12g-4(a)(2)(ii)               Rule 12h-3(b)(2)(ii)
                                              Rule 15d-6

   Approximate  number of  holders  of record  as of the  certification  or
notice date:                                16

   Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the ABFS Mortgage Loan Trust 1996-2, Mortgage Pass-through Certificates, Series 1996-2, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:                          By:     /s/  John Mynttinen
                                     John Mynttinen, Assistant Vice President,
                                     Chase Manhattan Bank, as Trustee